EXHIBIT 99.1

Evolution Petroleum Announces Acquisition of Non-operated Oil and Gas Assets

HOUSTON, TX — January 9, 2024 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the “Company”) announced today that it has entered into definitive agreements to acquire non-operated oil and natural gas assets in the SCOOP and STACK plays in central Oklahoma (the "Acquisitions") from Red Sky Resources III, LLC, Red Sky Resources IV, LLC, and Coriolis Energy Partners I, LLC. The combined purchase price of the Acquisitions is $43.5 million in cash, subject to customary closing adjustments, with an effective date of November 1, 2023, and an expected closing date in mid-February during the Company’s third quarter of fiscal 2024. Evolution expects to fund the acquisition with cash on hand and borrowings from EPM’s revolving credit facility.

Acquisition Highlights

●	Production of approximately 1,550 barrels of oil equivalent per day (“BOEPD”) and commodity mix of 42% oil, 15% natural gas liquids, and 43% natural gas as of the effective date.
●	Approximately 230 producing wells (average working interest of ~3%) in the SCOOP and STACK plays of the Anadarko Basin in Blaine, Canadian, Carter, Custer, Dewey, Garvin, Grady, Kingfisher, McClain, and Stephens counties, Oklahoma.
●	Significant upside associated with approximately 3,700 net acres in the SCOOP and STACK plays with more than 300 gross undeveloped locations, with an average working interest of approximately 3%.
●	Highly accretive to key valuation metrics, including TEV/EBITDA, EPS, and CFPS.
●	Acquisitions and associated development drilling expected to be self-funding and generate incremental cash flow to further support the Company's quarterly dividend while adding minimal additional overhead.
●	As of the effective date, there were 22 gross wells in process, 21 of which were drilled but uncompleted (“DUC”) to be paid through completion by the Seller. As of today, 13 of these DUCs have been completed and are producing.
●	Assets managed by best-in-class operators, including Continental, Ovintiv, EOG, Marathon, and Gulfport.

Management Comments

Kelly Loyd, President and Chief Executive Officer, commented, “We are pleased to announce these Acquisitions, which together equal the largest transaction in Evolution's history. This is a significant achievement for our Company and demonstrates our ability to successfully procure high-quality assets in a core basin with best-in-class operating parties. The strategic addition of these non-operated assets to our increasingly diversified portfolio is a testament to our prudence in growing our business for the long-term benefit of our shareholders. The asset's high-quality, proved developed producing base (“PDP”) and long-dated inventory have the potential to generate significant free cash flow, contribute to higher per-share profits, and extend and potentially enhance our dividend capacity. Evolution has a proven track record of executing its strategy of buying long-life production based on current commodity pricing during the downswings with the potential for significant upside associated with an upswing in the commodity price cycle.”

Mr. Loyd continued, “In addition to the roughly 1,550 BOEPD of production, these transactions further our strategy of “making acquisitions through the drill bit” which was emphasized in our Permian drilling partnership in Chaveroo. We view this as crucial to enhancing our ability to accretively maintain or increase production at an attractive rate of return outside of making acquisitions. Importantly, these Acquisitions are more than self-funding, meaning they are expected to generate sufficient free cash flow to both participate in future wells and to contribute excess free cash flow back to the Company to be used for dividends, debt repayment, and other corporate uses.”

Mr. Loyd added, “These Acquisitions continue our strategy to diversify our asset base within targeted areas and give us exposure to another world-class producing basin with ample takeaway and processing infrastructure and well-established end sales markets.  They also greatly diversify our portfolio classification by adding not just PDP wells but also low working interest exposure to more than 300 gross, high-quality undeveloped locations. We are excited about the potential of these Acquisitions and the opportunities they present for our continued growth and success.”

Transaction Consideration and Capital Available

Evolution expects to fund the transactions from cash on hand and borrowings from the Company's senior credit facility with MidFirst Bank. As of December 31, 2023, and prior to the transaction, the Company had approximately $8 million in cash on hand and had no outstanding borrowings under the credit facility. The Company estimates that net debt after giving effect to the Transaction will be within the Company's targeted leverage ratio of one-times pro forma Adjusted EBITDA1.

Investor Presentation

Evolution plans to post a presentation highlighting additional details of the Acquisitions on the Company's website this evening: www.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Properties include non-operated interests in the following areas: the Chaveroo Oilfield located in Chaves and Roosevelt Counties, New Mexico; the Jonah Field in Sublette County, Wyoming; the Williston Basin in North Dakota; the Barnett Shale located in North Texas; the Hamilton Dome Field located in Hot Springs County, Wyoming; the Delhi Holt-Bryant Unit in the Delhi Field in Northeast Louisiana; as well as small overriding royalty interests in four onshore Texas wells. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current expectations, potential results, and future plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as “believe,” “expect,” “plans,” “outlook,” “should,” “will,” and words of similar meaning are forward-looking statements. Although the Company’s expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations and can give no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Investor Relations

(713) 935-0122

info@evolutionpetroleum.com

1) Adjusted EBITDA is Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure. The Company defines Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion and amortization (DD&A), stock-based compensation, other amortization and accretion, ceiling test impairment and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-cash expense (income) items.